SCHEDULE 14A INFORMATION

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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Orexigen Therapeutics, Inc.

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(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

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3344 N. Torrey Pines Court, Suite 200

La Jolla, California 92037

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

Dear stockholder:

The annual meeting of stockholders of Orexigen Therapeutics, Inc. will be held at our corporate headquarters located at 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037 on June 10, 2008 at 10:00 a.m. local time, for the following purposes:

1.	Elect two (2) directors for a three-year term to expire at the 2011 annual meeting of stockholders.

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

3.	Transact any other business that may properly come before our annual meeting or any adjournment or postponement of the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Our board of directors has fixed April 17, 2008 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournment or postponement of the meeting.

All stockholders are cordially invited to attend the annual meeting. Whether or not you expect to attend the annual meeting, please complete, sign and date the enclosed proxy and return it promptly. If you plan to attend the annual meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

By Order of the Board of Directors,

Gary D. Tollefson, M.D., Ph.D.

President, Chief Executive Officer and Director

La Jolla, California

April 29, 2008

Your vote is important. Please vote your shares whether or not you plan to attend the meeting.

OREXIGEN THERAPEUTICS, INC.

3344 N. Torrey Pines Court, Suite 200

La Jolla, California 92037

PROXY STATEMENT FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, JUNE 10, 2008

The board of directors of Orexigen Therapeutics, Inc. is soliciting the enclosed proxy for use at the annual meeting of stockholders to be held on June 10, 2008 at 10:00 a.m., local time, at our corporate headquarters located at 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the 2008 annual meeting of stockholders. This proxy statement summarizes information related to your vote at the annual meeting. All stockholders who find it convenient to do so are cordially invited to attend the annual meeting in person. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to begin mailing this proxy statement, the attached notice of annual meeting and the enclosed proxy card on or about May 5, 2008 to all stockholders of record entitled to vote at the annual meeting. Only stockholders who owned our common stock on April 17, 2008 are entitled to vote at the annual meeting. On this record date, there were 34,309,036 shares of our common stock outstanding. Common stock is our only class of stock entitled to vote.

What am I voting on?

There are two proposals scheduled for a vote:

Proposal 1: Election of Two (2) Directors:

•	Eckard Weber, M.D.; and

•	Gary D. Tollefson, M.D., Ph.D.

Proposal 2: Ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accountants for the year ending December 31, 2008.

How many votes do I have?

Each share of our common stock that you own as of April 17, 2008 entitles you to one vote.

How do I vote by proxy?

With respect to the election of directors, you may either vote “For” all of the nominees to the board of directors or you may “Withhold” your vote for any nominee you specify. With respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accountants, you may vote “For” or “Against” or abstain from voting.

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy. To vote in person, come to the annual meeting and we will give you a ballot at the annual meeting. To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you properly complete your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your shares will be voted as recommended by our board of directors. If any other matter is presented at the annual meeting, your proxy (one of the individuals named on your proxy card) will vote in accordance with his or her best judgment. As of the date of this proxy statement, we knew of no matters that needed to be acted on at the meeting, other than those discussed in this proxy statement.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

May I revoke my proxy?

If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the three following ways:

•	you may send in another signed proxy with a later date,

•	you may notify our corporate secretary, Heather Turner, in writing before the annual meeting that you have revoked your proxy, or

•	you may notify our corporate secretary in writing before the annual meeting and vote in person at the meeting.

Can I vote via the Internet or by telephone?

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of holders representing a majority of our outstanding common stock as of April 17, 2008, or approximately 17,154,519 shares, constitutes a quorum at the meeting, permitting us to conduct our business.

What vote is required to approve each proposal?

Proposal 1: Election of Directors. The two nominees who receive the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

Proposal 2: Ratification of Independent Registered Public Accounting Firm. The ratification of the appointment of Ernst & Young LLP must receive “For” votes from the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the annual meeting.

Voting results will be tabulated and certified by our transfer agent, American Stock Transfer & Trust Company.

What is the effect of abstentions and broker non-votes?

Shares of common stock held by persons attending the annual meeting but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal, will be counted as present for purposes of determining the presence of a quorum. Abstentions are treated as shares present in person or by proxy and entitled to vote, so abstaining has the same effect as a negative vote for purposes of determining whether our stockholders have ratified the appointment of Ernst & Young LLP, our independent registered public accounting firm. However, because directors are elected by a plurality of votes cast, abstentions will not be counted in determining which nominees received the largest number of votes at the annual meeting.

Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares. As a result, broker non-votes will not be counted for purposes of determining whether our stockholders have approved the ratification of the appointment of Ernst & Young LLP. In addition, because directors are elected by a plurality of votes cast, broker non-votes will not be counted in determining which nominees received the largest number of votes at the annual meeting.

Who is paying the costs of soliciting these proxies?

We will pay all of the costs of soliciting these proxies. Our directors, officers and other employees may solicit proxies in person or by telephone, fax or email. We will pay our directors, officers and other employees no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses. Our costs for forwarding proxy materials will not be significant.

How do I obtain an Annual Report on Form 10-K?

If you would like a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2007 that we filed with the Securities and Exchange Commission (“SEC”), we will send you one without charge. Please write to:

Orexigen Therapeutics, Inc.

3344 N. Torrey Pines Court, Suite 200

La Jolla, California 92037

All of our SEC filings are also available free of charge in the investor relations section of our website at www.orexigen.com.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the quarter ending June 30, 2008.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class of our directors standing for election each year, generally for a three-year term. You are requested to vote for two nominees for director, whose terms expire at this annual meeting and who will be elected for a new three-year term and will serve until their successors are elected and qualified. The nominees are Eckard Weber, M.D. and Gary D. Tollefson, M.D., Ph.D.

If no contrary indication is made, proxies in the accompanying form are to be voted for Dr. Weber and Dr. Tollefson or in the event that either Dr. Weber or Dr. Tollefson is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our board of directors to fill the vacancy. Dr. Weber and Dr. Tollefson are currently members of our board of directors.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

For a Three-Year Term Expiring at the

2011 Annual Meeting of Stockholders

Name	Age	Present Position with Orexigen Therapeutics, Inc.
Eckard Weber, M.D.	58	Chairman of the Board of Directors
Gary D. Tollefson, M.D., Ph.D.	57	President, Chief Executive Officer and Director

Eckard Weber, M.D. is one of our co-founders and has served as a member of our board of directors since our inception in September 2002, and as the chairman of our board of directors since March 2004. Dr. Weber is also a partner at Domain Associates, L.L.C., a private venture capital management firm focused on life sciences, a position he has held since 2001. Dr. Weber has been a founding chief executive officer and board member of multiple biopharmaceutical companies in the Domain portfolio including Acea Pharmaceuticals Inc., Ascenta Therapeutics, Inc., Calixa Therapeutics, Inc., Cytovia, Inc., Domain AntiBacterial Acquisition Corporation, NovaCardia, Inc., Novacea, Inc., Novalar Pharmaceuticals, Inc., Ocera Therapeutics Inc., Sonexa Therapeutics Inc., Syndax Pharmaceuticals Inc., Tobira Therapeutics, Inc. and Tragara Pharmaceuticals, Inc. Dr. Weber currently serves as interim chief executive officer of Calixa Therapeutics and Sonexa Therapeutics, two seed-stage biopharmaceutical companies. He is chairman of the board at Ascenta Therapeutics, Inc., Calixa Therapeutics, Ocera Therapeutics Inc., Sequel Pharmaceuticals, Inc., Syndax Pharmaceuticals and Tobira Therapeutics, Inc. Dr. Weber was chairman of the board of Peninsula Pharmaceuticals, Inc. until the company was sold to Johnson & Johnson in 2005, chairman of Cerexa Inc. until the company was sold to Forest Laboratories, Inc. in January 2007, chairman of NovaCardia, Inc. until the company was sold to Merck in September of 2007, and a board member of Conforma Therapeutics Corporation and Cabrellis Pharmaceuticals Corporation until they were sold to Biogen-IDEC, Inc. and Pharmion Corporation, respectively. In addition, Dr. Weber is a board member of BioVascular, Inc. and DiObex, Inc. Until 1995, Dr. Weber was a tenured Professor of Pharmacology at the University of California at Irvine. Dr. Weber holds a B.S. from Kolping College in Germany and an M.D. from the University of Ulm Medical School in Germany.

Gary D. Tollefson, M.D., Ph.D. has served as our President and Chief Executive Officer and as a member of our board of directors since May 2005. Previously, he spent 13 years at Eli Lilly and Company where he was President of the Neuroscience Product Group from January 1999 to December 2000 and Vice President of Lilly Research Laboratories from January 1997 to March 2004. His product responsibilities have included Prozac, Strattera, Cymbalta, Symbyax, Permax and Zyprexa. Dr. Tollefson has also served as a volunteer Clinical Professor of Psychiatry at Indiana University School of Medicine from April 2004 to the present and has established Consilium, Inc., a consulting company dedicated to psychopharmacological product development. He currently holds the senior guest scientific position at Eli Lilly as the Distinguished Visiting Lilly Research

Scholar. Dr. Tollefson has previously worked with over 20 small to mid-size companies on product strategy, clinical development, business development, regulatory affairs and commercial opportunity analyses. He serves on the Boards of Directors for XenoPort, Inc. and Cortex Pharmaceuticals, Inc., each publicly traded companies. Dr. Tollefson obtained his M.D. from the University of Minnesota where he went on to complete a residency in psychiatry and a Ph.D. in psychopharmacology.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Term Expiring at the 2009 Annual Meeting of Stockholders

Name	Age	Present Position with Orexigen Therapeutics, Inc.
Louis C. Bock	43	Director
Joseph S. Lacob	52	Director

Louis C. Bock has served as a member of our board of directors since April 2005. Mr. Bock is a Managing Director of Scale Venture Partners, a venture capital firm. Mr. Bock joined Scale Venture Partners in September 1997 from Gilead Sciences, Inc., a biopharmaceutical company, where he held positions in research, project management, business development and sales from September 1989 to September 1997. Prior to Gilead, he was a research associate at Genentech, Inc. from November 1987 to September 1989. He currently serves as a director of Ascenta Therapeutics, Inc., diaDexus Inc., SGX Pharmaceuticals, Inc., Horizon Therapeutics, Inc. and Zogenix, Inc. and is responsible for Scale Venture Partners’ investments in Prestwick Pharmaceuticals, Inc. and Somaxon Pharmaceuticals, Inc. Mr. Bock received his B.S. in Biology from California State University, Chico and an M.B.A. from California State University, San Francisco.

Joseph S. Lacob has served as a member of our board of directors since January 2004. Since 1987, Mr. Lacob has been a partner at Kleiner Perkins Caufield & Byers, a venture capital firm. Mr. Lacob serves on the board of directors of Align Technology, Inc., as well as several privately held companies, including Opthonix, Inc., AutoTrader.com L.L.C., Codon Devices, Inc. and TherOx, Inc. Mr. Lacob holds a B.S. in biological sciences from the University of California, Irvine, a Master’s in Public Health from the University of California, Los Angeles and an M.B.A. from the Stanford Graduate School of Business.

Term Expiring at the 2010 Annual Meeting of Stockholders

Name	Age	Present Position with Orexigen Therapeutics, Inc.
Brian H. Dovey	66	Director
Michael F. Powell, Ph.D.	53	Director
Daniel K. Turner III	46	Director

Brian H. Dovey has served as a member of our board of directors since January 2004. Mr. Dovey is a managing member of Domain Associates, L.L.C., a private venture capital management firm focused on life sciences, and has served in this capacity with the firm since 1988. He has served as chairman of three companies and on the board of directors of 30 plus additional companies. Mr. Dovey currently serves on the board of Neose Technologies, Inc., a publicly traded company. Prior to joining Domain, Mr. Dovey spent six years at Rorer Group, Inc. (now Sanofi-Aventis), including as president from 1986 to 1988. Previously, he was president of Survival Technology, Inc., a start-up medical products company. He also held management positions with Howmedica, Inc., Howmet Corporation, and New York Telephone Company. Mr. Dovey has served as both president and chairman of the National Venture Capital Association. He is Chair of the Wistar Institute, a non-profit preclinical biomedical research company. Mr. Dovey is also Co-Dean of the Kauffman Fellows Program at the Center for Venture Education. Mr. Dovey received his B.A. from Colgate University and an M.B.A. degree from the Harvard Business School.

Michael F. Powell, Ph.D. has served as a member of our board of directors since January 2004. Dr. Powell has been a Managing Director of Sofinnova Ventures, Inc., a venture capital firm, since 1997. Dr. Powell was Group Leader of Drug Delivery at Genentech, Inc. from 1990 to 1997. From 1987 to 1990, he was the Director of Product Development for Cytel Corporation, a biotechnology firm. He has been an Adjunct Professor at the University of Kansas and an editorial board member of several pharmaceutical journals. Dr. Powell also serves on the board of directors of Threshold Pharmaceuticals, Inc. and Anesiva Pharmaceuticals, Inc., as well as several private companies, including Ocera Therapeutics, Inc., Ascenta Therapeutics, Inc., Anza Pharma Inc. and Intellikine, Inc. He received his B.S. and Ph.D. from the University of Toronto and completed his post-doctorate work at the University of California.

Daniel K. Turner III has served as a member of our board of directors since April 2005. Mr. Turner is a General Partner of Montreux Equity Partners, a position he has held since February 1993. Mr. Turner has 20 years of experience as an entrepreneur, operating manager and venture capitalist. Prior to Montreux, Mr. Turner managed the Turnaround Group for Berkeley International. Previously, Mr. Turner was the founding Chief Financial Officer of Oclassen Pharmaceuticals Inc., a specialty pharmaceutical company focused in dermatology, which merged with Watson Pharmaceuticals, Inc. Mr. Turner started his career with Price Waterhouse. Mr. Turner currently serves as a director of Somaxon Pharmaceuticals, Inc, as well as several private companies. Mr. Turner holds a B.S. degree from Sacramento State University (magna cum laude) and attended the MBA program at the Haas School of Business at the University of California, Berkeley, where he has established the Turner Fellowship. Mr. Turner is a Certified Public Accountant.

Board Independence

Our board of directors has determined that all of our directors are independent directors within the meaning of the applicable NASDAQ Stock Market LLC, or Nasdaq, listing standards, except for Gary D. Tollefson, M.D., Ph.D., our president and chief executive officer, and Eckard Weber, M.D., our chairman of the board of directors.

Board Meetings

During the fiscal year 2007, our board of directors met six times, including telephonic meetings, and acted by unanimous written consent three times. In that year, each director, with the exception of Mr. Lacob, attended at least 75% of the aggregate of the meetings held by the board of directors, and each director who is a member of a committee attended at least 100% of the meetings the committees of our board of directors held on which the director served.

COMMITTEES OF THE BOARD

We have three standing committees: the audit committee, the compensation committee and the nominating/corporate governance committee. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found under the Investor Relations-Corporate Governance section of our website at www.orexigen.com. The members of the committees are identified in the following table.

Director	Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee
Gary D. Tollefson, M.D., Ph.D.	—	—	—
Eckard Weber, M.D.	—	—	—
Louis C. Bock	X	—	X (Chairman)
Brian H. Dovey	—	X (Chairman)	X
Joseph S. Lacob	—	X	—
Michael F. Powell, Ph.D.	X	—	X
Daniel K. Turner III	X (Chairman)	X

Audit Committee

The audit committee of our board of directors currently consists of Messrs. Turner (Chairman) and Bock and Dr. Powell. The audit committee met four times (including telephonic meetings) during fiscal year 2007. Our board of directors has determined that all members of the audit committee are independent directors, as defined in the Nasdaq qualification standards and by Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, our board of directors has determined that Mr. Turner qualifies as an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC. The audit committee is governed by a written charter adopted by our board of directors. The audit committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. The audit committee’s responsibilities include, among other things:

•	selecting and hiring our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies;

•	reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations;

•	preparing the report that the SEC requires in our annual proxy statement; and

•	reviewing and approving any related party transactions and reviewing and monitoring compliance with our code of conduct and ethics.

Both our external auditor and internal financial personnel meet privately with the audit committee and have unrestricted access to this committee.

Report of the Audit Committee of the Board

The audit committee oversees the company’s financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The audit committee reviewed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the audit committee has discussed with Ernst & Young LLP, its independence from management and the company, has received from Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has considered the compatibility of non-audit services with the auditors’ independence.

The audit committee met with Ernst & Young LLP to discuss the overall scope of its services, the results of its audit and reviews, its evaluation of the company’s internal controls and the overall quality of the company’s financial reporting. Ernst & Young LLP, as the company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the company’s reporting. The audit committee’s meetings with Ernst & Young LLP were held with and without management present. The audit committee is not employed by the company, nor does it provide any expert assurance or professional certification regarding the company’s financial statements. The audit committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the company’s independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, the audit committee has recommended to the company’s board of directors that the audited financial statements be included in our annual report for the year ended December 31, 2007. The audit committee and the company’s board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2008.

This report of the audit committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

Respectfully submitted,

The Audit Committee of the Board of Directors

Daniel K. Turner III (Chairman)

Louis C. Bock

Michael F. Powell, Ph.D.

Compensation Committee

The compensation committee of our board of directors currently consists of Messrs. Dovey (Chairman), Lacob and Turner. The compensation committee met two times (including telephonic meetings) during fiscal year 2007. Our board of directors has determined that all members of the compensation committee are independent directors, as defined in the Nasdaq qualification standards. The compensation committee is governed by a written charter approved by our board of directors. The compensation committee’s purpose is to assist our board of directors in determining the compensation and benefit plans for our senior management and directors and recommend these plans to our board of directors. The compensation committee’s responsibilities include, among other things:

•	reviewing and approving compensation and benefit plans for our executive officers and recommending compensation policies for members of our board of directors and board committees;

•	reviewing the terms of offer letters and employment agreements and arrangements with our officers;

•	setting performance goals for our officers and reviewing their performance against these goals;

•	evaluating the competitiveness of our executive compensation plans and periodically reviewing executive succession plans;

•	administering our benefit plans and the issuance of stock options and other awards under our equity incentive plans; and

•	preparing the report that the SEC requires in our annual proxy statement.

Nominating/Corporate Governance Committee

The nominating/corporate governance committee of our board of directors currently consists of Messrs. Bock (Chairman) and Dovey and Dr. Powell. The nominating/corporate governance committee met one time during fiscal year 2007. Our board of directors has determined that all members of the nominating/corporate governance committee are independent directors, as defined in the Nasdaq qualification standards. The nominating/corporate governance committee is governed by a written charter approved by our board of directors. The nominating/corporate governance committee’s purpose is to assist our board by identifying individuals qualified to become members of our board of directors, consistent with criteria set by our board, and to develop our corporate governance principles. The nominating/corporate governance committee’s responsibilities include, among other things:

•	evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	administering a policy for considering stockholder nominees for election to our board of directors;

•	evaluating and recommending candidates for election to our board of directors;

•	overseeing our board of directors’ performance and self-evaluation process; and

•	reviewing our corporate governance principles and providing recommendations to the board regarding possible changes.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the nominating/corporate governance committee will consider, among other things, the following factors:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	commercialization experience in large pharmaceutical companies;

•	strong finance experience;

•	extensive background in neuroscience;

•	experience as a board member of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members; and

•	practical and mature business judgment.

The nominating/corporate governance committee’s goal is to assemble a board of directors that brings to the company a variety of perspectives and skills derived from high quality business and professional experience.

Other than the foregoing criteria for director nominees, the nominating and corporate governance committee has not adopted a formal policy with respect to a fixed set of specific minimum qualifications for its candidates for membership on the board of directors. The nominating/corporate governance committee may consider such other facts as it may deem are in the best interests of the company and its stockholders. The nominating/corporate governance committee does, however, believe it is appropriate for at least one, and, preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our board of directors be independent as required under the Nasdaq qualification standards. The nominating/corporate governance committee also believes it is appropriate for our president and chief executive officer to serve as a member of our board of directors.

Identification and Evaluation of Nominees for Directors

The nominating/corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating/corporate governance committee’s criteria for board of directors service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective or expertise.

If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating/corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The nominating/corporate governance committee generally polls our board of directors and members of management for their recommendations. The nominating/corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating/corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the nominating/corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating/corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best contribute to the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating/corporate governance committee makes its recommendation to our board of directors. To date, the nominating/corporate governance committee has not utilized third-party search firms to identify board of director candidates. The nominating/corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The nominating/corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received director candidate recommendations from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations.

Under our amended and restated bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary. In order to give the nominating/corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2008 annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals.”

Director Compensation

In February 2007, our board of directors adopted a compensation program for our non-employee directors, or the Independent Director Compensation Policy. The Independent Director Compensation Policy became effective in April 2007. Pursuant to the Independent Director Compensation Policy, each member of our board of directors who is not our employee will receive the following cash compensation for board services, as applicable:

•	$25,000 per year for service as a board member;

•	$10,000 per year for service as chairperson of the audit committee and $4,000 per year for service as chairperson of the compensation committee or the nominating/corporate governance committee; and

•	$5,000 per year for service as a member of the audit committee and $2,000 per year for service as a member of the compensation committee or the nominating/corporate governance committee.

We also reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

In addition, pursuant to the Independent Director Compensation Policy, our non-employee directors will receive initial and annual, automatic, non-discretionary grants of nonqualified stock options.

Each person who is initially elected or appointed to our board of directors after April 2007, and who is a non-employee director at the time of such initial election or appointment, will receive a nonqualified stock option to purchase 25,000 shares of our common stock on the date of such initial election or appointment. This option grant will vest in equal monthly installments over 36 months following the date of grant, subject to such director’s continuing service on our board of directors through such dates of vesting. In addition, on the date of each annual meeting, each individual who continues to serve as a non-employee director on such date will receive an automatic option grant to purchase an additional 12,500 shares of our common stock. This option grant will vest in equal monthly installments over 12 months following the date of grant, subject to the director’s continuing service on our board of directors through such dates of vesting.

The exercise price of each option granted to a non-employee director will be equal to 100% of the fair market value on the date of grant of the shares covered by the option. Options will have a maximum term of ten years measured from the grant date, subject to termination in the event of the optionee’s cessation of board service.

Our Independent Director Compensation Policy provides that the options shall be granted under and shall be subject to the terms and provisions of our 2007 equity incentive award plan, or 2007 Plan, and shall be granted subject to the execution and delivery of option agreements.

Summary Director Compensation

The following table summarizes compensation earned by our non-employee directors for 2007.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compen- sation ($)	Total ($)
Eckard Weber, M.D.	16,668	—	—	16,668
Louis C. Bock	22,670	—	—	22,670
Brian H. Dovey	20,669	—	—	20,669
Joseph S. Lacob	18,002	—	—	18,002
Michael F. Powell, Ph.D.	21,336	—	—	21,336
Daniel K. Turner III	24,670	—	—	24,670

Director Attendance at Annual Meetings

Although our company does not have a formal policy regarding attendance by members of our board of directors at our annual meeting, we encourage all of our directors to attend. We did not hold an annual meeting of stockholders in 2007.

Communications with our Board of Directors

Stockholders seeking to communicate with our board of directors should submit their written comments to our corporate secretary, Orexigen Therapeutics, Inc., 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037. The corporate secretary will forward such communications to each member of our board of directors; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Corporate Governance

Our company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter and Nominating/Corporate Governance Committee Charter are available, free of charge, on our website at www.orexigen.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents as well as our company’s other corporate governance documents, free of charge, to any stockholder upon written request to Orexigen Therapeutics, Inc., 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037.

Vote Required; Recommendation of the Board of Directors

If a quorum is present and voting at the annual meeting, the two nominees receiving the highest number of votes will be elected to our board of directors. Votes withheld from any nominee, abstentions and broker non-votes will be counted only for purposes of determining a quorum.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF ECKARD WEBER, M.D. AND GARY D. TOLLEFSON, M.D., PH.D. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE ON YOUR PROXY CARD.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee has selected Ernst & Young LLP as the company’s independent registered public accountants for the year ending December 31, 2008 and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited the company’s financial statements since our inception in 2002. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the company’s independent registered public accountants is not required by Delaware law, our amended and restated certificate of incorporation, or our amended and restated bylaws. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if the audit committee determines that such a change would be in the best interests of the company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on Proposal 2 and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether Proposal 2 has been approved.

Independent Registered Public Accountants’ Fees

The following table represents aggregate fees billed to us for services related to the fiscal years ended December 31, 2007 and 2006, by Ernst & Young LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2007	2006
Audit Fees(1)	$347,122	$271,141
Audit Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	1,500	—

	$348,622	$271,141

(1)

Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP for the audit of our annual financial statements and review of our registration statements on Forms S-1 and S-8, preparation of comfort letters associated with our initial public offering, and related services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit Related Fees consist of fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. There were no such fees incurred during 2007 or 2006.
(3)	Tax Fees consist of fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. There were no such fees incurred during 2007 or 2006.
(4)	All Other Fees consist of fees billed in the indicated year for an annual subscription to Ernst & Young LLP’s online resource library.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Pre-Approval Policies and Procedures

Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes will be counted toward a quorum but not counted for any purpose in determining whether this proposal has been approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock at March 31, 2008 for:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each named executive officer;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Orexigen Therapeutics, Inc., 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us by the stockholders, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 34,309,036 shares of common stock outstanding on March 31, 2008.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable as of May 30, 2008, which is 60 days after March 31, 2008 . We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares Beneficially Owned
Beneficial Owner	Number	Percentage
5% or Greater Stockholders:
Funds affiliated with Domain Associates, L.L.C.(1)	3,629,770	10.6%
One Palmer Square, Suite 515 Princeton, NJ 08542

FMR LLC(2)	2,972,430	8.7
82 Devonshire Street Boston, MA 02109

Funds affiliated with Sofinnova Venture Partners VI, L.P.(3)	2,822,854	8.2
140 Geary Street, Tenth Floor
San Francisco, CA 94108

Entities and an individual affiliated with S.A.C. Capital Advisors, LLC(4)	2,805,527	8.2
72 Cummings Point Road Stamford, CT 06902

Scale Venture Partners II, LP(5)	2,717,445	7.9
950 Tower Lane, Suite 700 Foster City, CA 94404

Funds affiliated with Kleiner Perkins Caufield & Byers(6)	2,648,214	7.7
2750 Sand Hill Road Menlo Park, CA 94025

	Shares Beneficially Owned
Beneficial Owner	Number	Percentage
Directors and Executive Officers:
Gary D. Tollefson, M.D., Ph.D.(7)	932,549	2.6%
Anthony A. McKinney(8)	210,308	*
Graham K. Cooper(9)	259,631	*
Eduardo Dunayevich, M.D.(10)	104,270	*
Ronald P. Landbloom, M.D.(11)	96,249	*
Eckard Weber, M.D.	810,000	2.4
Louis C. Bock(5)	2,717,445	7.9
Brian H. Dovey(1)	3,649,898	10.6
Joseph S. Lacob(6)	2,674,588	7.8
Michael F. Powell, Ph.D.(3)	2,822,854	8.2
Daniel K. Turner III(12)	1,398,712	4.1
Executive officers and directors as a group (15 persons)(13)	15,896,378	44.2

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Includes 3,543,832 shares of common stock held by Domain Partners V, L.P., 83,975 shares of common stock held by DP V Associates, L.P. and 1,963 share of common stock held by Domain Associates, L.L.C. The voting and disposition of the shares held by Domain Partners V, L.P. and DP V Associates, L.P. is determined by the managing members of One Palmer Square Associates V, L.L.C., the general partner of Domain Partners V, L.P. and DP V Associates, L.P. The managing members of Domain Associates, L.L.C. share voting and dispositive power with respect to the shares held by Domain Associates, L.L.C. Dr. Weber, the chairman of our board of directors, is an employee of Domain Associates, L.L.C., the manager of Domain Partners V, L.P. and DP V Associates, L.P. Dr. Weber has no ownership interest, or voting or investment power with respect to the shares held by Domain Partners V, L.P., DP V Associates, L.P. and Domain Associates, L.L.C. Mr. Dovey, a member of our board of directors, is a managing member of Domain Associates, L.L.C. and One Palmer Square Associates V, L.L.C. and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Dovey also directly holds 20,128 shares of common stock. Information regarding these shares is based in part on the Schedule 13G filed by Domain Partners V, L.P. with the SEC on February 7, 2008 and the Form 4 filed by Mr. Dovey with the SEC on November 29, 2007.
(2)	Based on the information provided in a Schedule 13G filed with the SEC on February 14, 2008. According to the Schedule 13G, FMR LLC has sole dispositive power over all such shares and sole voting power of 456,600 shares.
(3)	Includes 2,329,551 shares held by Sofinnova Venture Partners VI, L.P., 461,548 shares held by Sofinnova Venture Partners VI GmbH & Co. KG. and 31,755 shares held by Sofinnova Venture Affiliates VI, L.P. The voting and disposition of the shares held by Sofinnova Venture Partners VI, L.P. and Sofinnova Venture Affiliates VI, L.P. are determined by Sofinnova Management VI, L.L.C., which is the general partner of each. The voting and disposition of the shares held by Sofinnova Venture Partners VI GmbH & Co. KG. are determined by Sofinnova Management VI, L.L.C., which is the managing limited partner of Sofinnova Venture Partners VI GmbH & Co. KG. Dr. Powell, a member of our board of directors, is a managing member of Sofinnova Management VI, L.L.C. Dr. Powell disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Information regarding these shares is based in part on the Schedule 13G filed by Sofinnova Venture Partners VI, L.P with the SEC on February 11, 2008.
(4)

Pursuant to investment management agreements, each of S.A.C. Capital Advisors and S.A.C. Capital Management maintain investment and voting power with respect to the securities held by S.A.C. Capital Associates. Pursuant to an investment management agreement, CR Intrinsic Investors, LLC maintains investment and voting power with respect to the securities held by CR Intrinsic Investments, LLC. Mr. Cohen controls each of S.A.C. Capital Advisors, LLC, S.A.C. Capital Management, LLC and CR Intrinsic Investors, LLC. CR Intrinsic Investments, LLC is a wholly owned subsidiary of S.A.C. Capital Associates, LLC. Each of (i) SAC Capital Advisors, LLC, SAC Capital Management, LLC and Mr. Cohen

may be deemed to own beneficially 1,159,683 shares and (ii) CR Intrinsic Investors, LLC and Mr. Cohen may be deemed to own beneficially 1,645,844 shares. S.A.C. Capital Advisors, LLC, S.A.C. Capital Management, LLC, CR Intrinsic Investors, LLC and Mr. Cohen do not directly own any shares. Each of S.A.C. Capital Advisors, LLC, S.A.C. Capital Management, LLC, CR Intrinsic Investors, LLC and Mr. Cohen disclaim beneficial ownership of any of the shares, and S.A.C. Capital Associates, LLC disclaims beneficial ownership of any securities held by CR Intrinsic Investments, LLC. The address of the principal business office of (i) S.A.C. Capital Advisors, CR Intrinsic Investors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902 and (ii) S.A.C. Capital Management is 540 Madison Avenue, New York, New York 10022. Information on these shares is based on the Schedule 13G filed with the SEC on January 24, 2008.

(5)	The voting and disposition of the shares held by Scale Venture Partners II, LP is determined by a majority-in-interest of the six managers of Scale Venture Management II, LLC, the general partner of Scale Venture Partners II, LP. Mr. Bock is one of six managers of Scale Venture Management II, LLC Mr. Bock disclaims beneficial ownership with respect to all such shares except to the extent of his proportionate pecuniary interest therein. Information regarding these shares is based in part on the Form 13G filed by Scale Venture Management II, LLC with the SEC on February 14, 2008.
(6)	Includes 2,575,572 shares beneficially held by Kleiner Perkins Caufield & Byers X-A, L.P. (“X-A LP”) and 72,642 shares beneficially held by Kleiner Perkins Caufield & Byers X-B, L.P. (“X-B LP”). Excludes, in the case of X-A LP and X-B LP (collectively, the “KPCB Funds”), 26,373 shares beneficially held by Mr. Lacob and excludes, in the case of the KPCB Funds and Mr. Lacob, 1,089,218 shares held in the name of “KPCB Holdings, Inc. as nominee” for the account of certain other individuals and entities. KPCB Holdings, Inc., which is affiliated with the KPCB Funds, has no voting, dispositive or pecuniary interest in any of the shares that it holds. Lacob Ventures, LLC, whose manager is Mr. Lacob, a member of our board of directors, is a manager of the general partners of the KPCB Funds and has shared voting and investment power over the shares held by the KPCB Funds. Mr. Lacob disclaims beneficial ownership of any of the shares held by KPCB Holdings, Inc. and the KPCB Funds, except to the extent of his pecuniary interest therein. Information regarding these shares is based in part on the Schedule 13G filed by X-A LP with the SEC on February 14, 2008.
(7)	Dr. Tollefson has the right to acquire these shares pursuant to outstanding options which are or will be immediately exercisable within 60 days of March 31, 2008, 199,578 of which would be subject to our right of repurchase within 60 days of March 31, 2008.
(8)	Includes 195,725 shares Mr. McKinney has the right to acquire pursuant to outstanding options which are or will be immediately exercisable within 60 days of March 31, 2008, 24,548 of which would be subject to our right of repurchase within 60 days of March 31, 2008.
(9)	Mr. Cooper has the right to acquire these shares pursuant to outstanding options which are immediately exercisable, 131,472 of which would be subject to our right of repurchase within 60 days of March 31, 2008.
(10)	Dr. Dunayevich has the right to acquire these shares pursuant to outstanding options which are or will be immediately exercisable within 60 days of March 31, 2008.
(11)	Dr. Landbloom has the right to acquire these shares pursuant to outstanding options which are or will be immediately exercisable within 60 days of March 31, 2008.
(12)	Includes 699,356 shares of common stock held by Montreux Equity Partners III SBIC, LP and 699,356 shares of common stock held by Montreux Equity Partners II SBIC, LP. The voting and disposition of the shares held by Montreux Equity Partners III SBIC, LP and Montreux Equity Partners II SBIC, LP are determined by Montreux Equity Management III SBIC, LLC and Montreux Equity Management II SBIC, LLC, respectively. Mr. Turner is a managing member of Montreux Equity Management III SBIC, LLC and Montreux Equity Management II SBIC, LLC. Mr. Turner disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(13)	Includes 1,626,954 shares of common stock subject to outstanding options which are or will be immediately exercisable within 60 days of March 31, 2008, 355,598 of which would be subject to our right of repurchase within 60 days of March 31, 2008.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers and Key Employees

The following table sets forth certain information about our executive officers and certain key employees as of April 15, 2008:

Name	Age	Position
Executive Officers:
Gary D. Tollefson, M.D., Ph.D.	57	President, Chief Executive Officer and Director
Anthony A. McKinney	46	Chief Operating Officer
Graham K. Cooper	38	Chief Financial Officer and Treasurer
Michael A. Cowley, Ph.D.	39	Chief Scientific Officer
Eduardo Dunayevich, M.D.	42	Chief Medical Officer
Heather D. Turner	35	Vice President, General Counsel and Secretary
Ronald P. Landbloom, M.D.	61	Vice President of Medical and Regulatory Affairs
Franklin P. Bymaster	63	Vice President of Neuroscience
Key Employees:
Carol A. Baum	49	Vice President of Commercialization
Walter Piskorski	59	Vice President of Technical Operations

Executive Officers

The biography of Gary D. Tollefson, M.D., Ph.D. can be found under “Proposal 1 – Election of Directors.”

Anthony A. McKinney has served as our Chief Operating Officer since January 2005. He served as our consultant from July 2004 to December 2004. From June 2003 to January 2005, he was President of LysoPlex LLC, an affiliate of a patient advocacy group focusing on newborn screening for lysosomal storage disorders. From April 2000 to August 2001, Mr. McKinney was Vice President, Drug Development and then Senior Vice President Pharmaceutical Operations of Novazyme Pharmaceuticals, Inc., a biotechnology company involved with protein therapies for orphan diseases. After the Novazyme acquisition by Genzyme in 2001, Mr. McKinney held the role of Senior Vice President and General Manager of Genzyme Therapeutics until May 2003. Mr. McKinney also previously held several roles at Texas Biotechnology Company in Houston from March 1994 to April 2000, where he most recently served as Head of Strategic Planning. Mr. McKinney earned his B.S. degree in Microbiology from the University of Oklahoma and his M.B.A. from Thunderbird School of Global Management.

Graham K. Cooper has served as our Chief Financial Officer and Treasurer since May 2006. Previously, Mr. Cooper held the position of Director, Health Care Investment Banking at Deutsche Bank Securities. During his tenure from August 1997 to February 2006 at Deutsche Bank and its predecessor firm Alex. Brown & Sons, he was responsible for executing and managing a wide variety of financing and merger and acquisition transactions in the life sciences field. From August 1992 to January 1995, he worked as an accountant at Deloitte & Touche, where he earned his C.P.A. Mr. Cooper received a B.A. in Economics with highest distinction from the University of California at Berkeley and an M.B.A. from the Stanford Graduate School of Business.

Michael A. Cowley, Ph.D. is one of our co-founders and has served as our Chief Scientific Officer since November 2006. Dr. Cowley is a Professor of Medicine at Monash University, Australia, which position he has held since March 2008. From December 2001 to February 2008, Dr. Cowley was a scientist in the Division of Neuroscience at the Oregon National Primate Research Center of the Oregon Health & Science University. Previously, Dr. Cowley was also director of the Electrophysiology Core at Oregon Health & Science University from 2003 to May 2007. Research in Dr. Cowley’s lab has focused on the discovery of signals within the body that regulate energy balance, as well as describing how other known signals exert their effects on the brain.

Research in the lab now focuses on how these signals from the body change with obesity and how the reward based pathways overrule homeostatic signals of satiety. Dr. Cowley received a B.Sc. in biochemistry from The University of Melbourne and a Ph.D. in reproductive neuroendocrinology from Monash University.

Eduardo Dunayevich, M.D. has served as our Chief Medical Officer since August 2006. Previously, Dr. Dunayevich spent five years with Lilly Research Laboratories where most recently he was a Medical Advisor in the Clinical Neuroscience Program Phase, a position he held from January 2005 to August 2006. At Lilly Research Laboratories, he was responsible for the development of several early phase compounds, overseeing protocol development, clinical trial implementation, data analysis and reporting and adherence to good clinical practice standards. Prior to joining Lilly Research Laboratories, Dr. Dunayevich served as Director of the Clinical Psychobiology Program, Psychobiology Inpatient Unit and Division of Clinical Trials of the Psychotic Disorders Research Program at the University of Cincinnati, a position he held from July 1998 to June 2001. Dr. Dunayevich obtained his M.D. from the Buenos Aires Medical School where he graduated with honors and received residency training in psychiatry at both the Hospital of the Italian Community, Buenos Aires, Argentina and the University of Cincinnati Medical Center.

Heather D. Turner has served as our Vice President, General Counsel and Secretary since June 2007. Previously, from July 2005 to June 2007, Ms. Turner worked first as Corporate Counsel and most recently as Associate General Counsel at Conor Medsystems, LLC (previously Conor Medsystems, Inc.), in Menlo Park, California, a company specializing in drug-eluting stents. From 1999 until 2005, Ms. Turner was an associate at Cooley Godward Kronish LLP (formerly Cooley Godward LLP), a national law firm, where she advised public and private companies, investors and board members. At both Conor Medsystems and Cooley Godward, Ms. Turner advised on matters ranging from public reporting, public offerings, securities law compliance, mergers and acquisitions, commercial contracts, board and committee duties and other general corporate matters. Ms. Turner has a B.A. from U.C. Santa Barbara and a J.D. from UCLA School of Law.

Ronald P. Landbloom, M.D. has served as our Vice President of Medical and Regulatory Affairs since September 2006. Previously, Dr. Landbloom spent over four years with Eli Lilly and Company, where he was the Associate Medical Director for Neuroscience in their U.S. affiliate organization from April 2005 to October 2006. Prior to joining Eli Lilly, Dr. Landbloom had over 20 years of clinical, research and teaching experience within the University of Minnesota affiliated teaching programs, where he served from 1981 to March 2002. He has also held administrative positions while in the U.S. Army Medical Corp. and at several major healthcare institutions including HealthPartners Medical Group and Clinics, and Regions Hospital in Saint Paul, Minnesota. Dr. Landbloom has been the principal investigator on over 80 different research projects in the fields of depression, schizophrenia, dementia, Alzheimer’s disease and obsessive-compulsive disorder. Dr. Landbloom earned his B.S. degree from the University of New Mexico and his M.D. from the University of Minnesota, where he also completed his residency in psychiatry.

Franklin P. Bymaster has served as our Vice President of Neuroscience since September 2006. Previously, Mr. Bymaster spent more than 30 years as a leading biochemist for Eli Lilly and Company, culminating in his position as the Biochemistry Scientific Leader of the Neuroscience Division and Senior Research Scientist, a position he held from December 1999 to December 2003. At Eli Lilly and Company, Mr. Bymaster made significant contributions in several marketed compounds such as Prozac, Permax, Zyprexa, Strattera, Cymbalta and Symbyax. He has been involved with more than 40 patents, over 45 IND reports, and has published over 160 papers in the field of pharmacology. Since retiring from Eli Lilly and Company in 2003, he became a research consultant working with Eli Lilly and Company, Compellis Pharmaceuticals and Hypnion. He is a member of the Society for Neuroscience, CINP, and has academic appointments in the Department of Psychiatry at Indiana University’s School of Medicine and in Pharmacology at the Butler University’s College of Pharmacy and Health Sciences. Mr. Bymaster has a B.S. degree in Pharmacy from Butler University and an M.S. degree in Pharmacology from Indiana University.

Key Employees

Carol A. Baum has served as our Vice President of Commercialization since March 2008. Previously, Ms. Baum served as Vice President of Marketing for Neurocrine Biosciences. During her tenure there from March 2003 to February 2008, she developed the strategic and tactical plan to support the U.S. launch of the company’s lead product candidate. Prior to Neurocrine, Ms. Baum served as a Marketing Director for Aventis Pharmaceuticals (now a part of Sanofi-Aventis), where she developed a promotional campaign and strategic plan to support the launch of one of the company’s drugs. Earlier in her career, Ms. Baum held planning and product managing positions of increasing responsibility at Washington University School of Medicine, G.D. Searle and Fujisawa Healthcare. Ms. Baum holds a B.S. degree in Medical Technology from the University of Colorado and an M.B.A. from Webster University.

Walter Piskorski has served as our Vice President of Technical Operations since November 2007. Previously, he was Vice President, Manufacturing Operations (a title formerly known as Vice President, Outsourcing and Logistics) of Sepracor, Inc., a pharmaceutical company focusing on the treatment of respiratory and central nervous system disorders, from February 1997 to June 2007 and served as a consultant to Sepracor from 1995 to February 1997. Prior to Sepracor, Mr. Piskorski was Vice President, Business Development of Armstrong Pharmaceuticals, Inc. from 1990 to 1995. Mr. Piskorski has a B.S. degree in Chemical Engineering from Rensselaer Polytechnic Institute and an M.B.A. from Syracuse University.

Compensation Discussion and Analysis

Objectives and Philosophy of Executive Compensation

The compensation committee of our board of directors, composed entirely of independent directors, administers our company’s executive compensation program. The role of the compensation committee is to oversee our company’s compensation and benefit plans and policies, administer its stock plans and review and approve annually all compensation decisions relating to all executive officers. Our company’s compensation programs are designed to:

•	Attract and retain individuals of superior ability and managerial talent;

•	Ensure senior officer compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders; and

•

Enhance the officers’ incentive to increase our stock price and maximize stockholder value, as well as promote retention of key people, by providing a portion of total compensation opportunities for senior management in the form of direct ownership in our company through stock options.

To achieve these objectives, the compensation committee has implemented compensation plans that tie a substantial portion of the executives’ overall compensation to the company’s performance. As further described below, the compensation committee evaluates individual executive performance with the goal of setting compensation at levels the committee believes are comparable with executives in other companies of similar size and stage of development operating in the biotechnology industry, taking into account our relative performance and our own strategic goals. In order to ensure that we continue to remunerate our executives appropriately, our compensation committee has retained a compensation consultant to review our policies and procedures with respect to executive compensation.

Compensation Determination Process

The compensation committee develops, reviews and approves each of the elements of the executive compensation program of our company as a whole and for our named executive officers individually and regularly assesses the effectiveness and competitiveness of the program.

At the end of each year, the compensation committee reviews the performance of each of our named executive officers during the past year. In connection with this review, the compensation committee reviews and adjusts, as appropriate, annual base salaries for our named executive officers, determines their incentive bonuses relating to prior year performance and approves elements of the incentive bonus program for the current year, including target bonuses, and grants annual refresher stock option awards based on performance to our named executive officers and certain other eligible employees. Our chief executive officer aids the compensation committee by providing annual recommendations regarding the compensation of all of our named executive officers other than himself. The compensation committee also, on occasion, meets with our chief executive officer and other senior executives to obtain recommendations with respect to the company’s compensation programs and practices generally. The compensation committee considers, but is not bound to accept, management’s recommendations with respect to named executive officer compensation.

Our chief executive officer attends some of the compensation committee meetings, but the compensation committee also holds executive sessions not attended by any members of management or non-independent directors as needed from time to time. The compensation committee discusses our chief executive officer’s compensation package with him, but makes decisions with respect to his compensation without him present. The compensation committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees, other than those responsibilities that may not be delegated under applicable law.

Compensation Consultant

In 2007, our compensation committee requested that senior management solicit proposals from compensation consultants to provide further advice with respect to the total compensation of our executive team members. Management solicited proposals from three separate compensation consultants and recommended that we engage the services of Compensia, Inc., or Compensia, located in San Jose, California. Compensia had not before conducted any business directly with us. After its review of Compensia’s qualifications and proposal, the compensation committee approved this recommendation and Compensia was engaged by us to perform the services as directed.

As background for its review, Compensia interviewed members of our compensation committee and met with certain of our executive officers to obtain historical data and insight into previous compensation practices. In preparing its analysis, Compensia reviewed survey data and industry peer companies of comparable size and revenue as ours. These included companies that had recently completed an IPO and other publicly-traded companies. Our compensation committee took Compensia’s recommendations into consideration in increasing the target bonuses for our named executive officers for fiscal 2007, in making changes to Dr. Tollefson’s base salary and bonus compensation for fiscal 2007 and in evaluating salaries, bonus and equity compensation for executives in 2008.

The information used by Compensia in performing a market compensation comparison analysis included:

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Biotech Employee Development Coalition Survey — A survey of executive compensation levels and practices that covers approximately 90 companies with between 100 and 1,300 employees in San Diego, California.

•

Compensia Proprietary Life Sciences Compensation Survey — A national survey of executive compensation levels and practices that covers 366 companies that range from very small emerging biotechnology to large pharmaceutical companies. Approximately 26% of the companies in the survey have fewer than 50 employees and approximately 37% of the companies in the survey have between 50 and 150 employees.

•

Select Public Market Comparison Group — 19 pharmaceutical and biotechnology companies matched based on industry, future growth prospects and organizational size and structure. These include ACADIA Pharmaceuticals, Acorda Therapeutics, Acura Pharmaceuticals, Affymax, Alexza Pharmaceuticals, Allos Therapeutics, Altus Pharmaceuticals, Amicus Therapeutics, Cadence Pharmaceuticals, CytRx Corporation, Genomic Health, GTx, Novacea, Osiris Therapeutics, Pain Therapeutics, Pharmasset, POZEN, Somaxon Pharmaceuticals and Vanda Pharmaceuticals.

The selected companies in the public company market comparison group are companies that fall within a reasonable range of comparison factors and/or that we may compete with for executive talent. The public company market comparison group was not selected on the basis of executive compensation levels. The public company market comparison group compensation data is limited to publicly available information and therefore does not provide precise comparisons by position as offered by more comprehensive survey data. The survey data, however, can be used to provide pooled compensation data for positions closely akin to those held by each named executive officer. In addition, the pool of senior executive talent from which the company draws and against which it compares itself extends beyond the limited community of our immediate public company comparison group and includes a wide range of other organizations in the biotechnology and pharmaceutical sector outside of the company’s traditional competitors, which range is represented by such surveys. As a result, the compensation committee uses the public company group data on a limited basis to analyze the overall competitiveness of the company’s compensation with its direct publicly traded peers in the United States and its general compensation philosophy but continues to primarily rely on industry survey data in determining actual executive compensation. For purposes of this compensation discussion and analysis, we refer to the foregoing survey and more specific public company group data collectively as our market comparison group.

While the compensation committee considered market compensation information from the foregoing surveys and market comparison group in making its compensation decisions for our named executive officers, as described below, we do not believe that it is appropriate to establish compensation levels solely by reference to market compensation data. Our compensation committee relies upon the judgment of its members in making compensation decisions, after reviewing the performance of the company and carefully evaluating a named executive officer’s performance during the year against established goals, if any, leadership qualities, operational performance, business responsibilities, career with the company, current compensation arrangements and long-term potential to enhance stockholder value. While competitive market compensation paid by other companies is a key factor that the compensation committee considers in assessing the reasonableness of compensation, the compensation committee does not rely entirely on that data to determine named executive officer compensation. Instead, the compensation committee incorporates flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.

Prior to August 2007, the comparison of each named executive officer’s compensation to market compensation data was prepared by our internal staff and executive team without the assistance of a compensation consultant. Our staff referred to, among other things, the Thelander Survey, which is an analysis of the compensation information of private biotechnology companies. This data was then presented to our chief executive officer and the compensation committee pursuant to the process described above in “—Compensation Determination Process.”

The surveys described above were not compiled specifically for us but rather are databases containing comparative compensation data and information for hundreds of other biotechnology and pharmaceutical companies. The compensation committee therefore reviewed pooled compensation data for positions similar to those held by each named executive officer and the compensation committee was not presented with information about the names of the individual companies included in such surveys and did not review information for individual companies included in such surveys.

Elements of Executive Compensation

Compensation for our named executive officers consists of the following elements: base salary, annual bonus, stock options, benefits programs and change in control/severance provisions. The compensation committee allocates total compensation between cash and equity compensation based on a number of objective and subjective factors, including competitive practices among the market comparison group, the role and responsibilities of the individual executive and the nature of the behaviors the incentives are intended to motivate.

Based on the analyses provided by our compensation consultant and consideration of the foregoing factors, the compensation committee has set the following as targeted guidelines for the elements of compensation for our named executive officers:

•

Base salary: A named executive officer’s annual base salary is intended to be generally aligned with the 50th percentile of base salaries paid to executives holding comparable positions, as determined by reference to our market comparison group and the survey data described above;

•

Total cash compensation (base salary plus targeted bonus): A named executive officer’s total annual cash compensation opportunity, consisting of both base salary and target bonus, is intended to be generally aligned with the 75th percentile of total annual cash compensation opportunities for executives holding comparable positions, as determined by reference to our market comparison group and the survey data described above; and

•	Total long-term incentive compensation (equity): A named executive officer’s total incentive compensation opportunity, representing equity opportunities, is intended to be generally aligned with the 75th percentile of total incentive compensation opportunities for executives holding comparable positions, as determined by reference to our market comparison group and the survey data described above.

Based on the competitive assessment conducted at the request of the compensation committee, we believe that our executive compensation programs for 2007 were generally aligned with the philosophical positioning outlined above, unless otherwise specifically described below.

The compensation levels of the named executive officers reflect to a significant degree their varying roles and responsibilities. Dr. Tollefson, in his role as chief executive officer, has the greatest level of responsibility among our named executive officers and, therefore, receives the highest level of pay. Dr. Tollefson’s target compensation is higher than that of our other named executive officers because market compensation levels for executive officers vary substantially based upon roles and responsibilities of the individual officer. Dr. Tollefson’s total cash compensation is set against the compensation for other chief executive officers in our market comparison group. As chief executives are generally paid more than the other members of their team, this process has resulted in a compensation differential between our chief executive officer and our other named executive officers.

Base Salary. In general, base salaries for our named executive officers are initially established through arms’ length negotiation at the time the executive is hired, taking into account such executive’s qualifications, experience, prior salary and competitive salary information for companies that are comparable to ours. We have entered into employment agreements or employment offer letters with each of our named executive officers setting forth their initial base salaries.

Base salaries of our named executive officers are reviewed annually and adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases also take into account the named executive officer’s current salary and the amounts paid to executive officers in the company’s market comparison group. With respect to base salary determinations prior to August 2007, our compensation committee believed that our executive base salaries should be targeted in the upper half of the range of salaries for executives in similar positions in private biotechnology companies, based on the Thelander Survey described above. We adopted this practice partly to enable us to recruit executives from areas of the United States that have a lower cost of living than San Diego, California. Since August 2007, base salary determinations have been made by reference to the market comparison group information compiled by Compensia and described above under the heading “— Compensation Consultant.” In addition to considering the competitive pay practices of other companies, we also consider the amounts paid to an executive officer’s peers inside our company by conducting an internal analysis which compares the pay of each executive officer to other members of the management team. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility.

Each of our named executive officers received a 5% increase in his base salary in January 2007 as a cost of living adjustment. Other than with respect to Dr. Tollefson, who received an additional increase to his base salary in August 2007 as discussed below, these represent the only increases to our named executive officers’ base salaries from the levels set for such executives at the time of their initial hire prior to the December 2007 increases discussed below.

Based on its analysis, in August 2007 our compensation consultant reported to the compensation committee that the levels of our named executive officer base compensation provided during 2007 were, on average, between the 25th and 50th percentiles of our market comparison group, which is below our compensation committee’s targeted guidelines. As a result of that analysis, the compensation committee increased Dr. Tollefson’s base salary to $425,000 in connection with the negotiation of his amended employment agreement. The compensation committee determined that such increase was appropriate to bring Dr. Tollefson’s base salary into line with the 50th percentile of base salaries paid to the chief executive officers of companies in our market comparison group following a review of executive compensation data provided by our compensation consultant. The compensation committee, however, determined not to adjust 2007 base salaries for the other named executive officers in August 2007 and to make any necessary adjustments at the same time that the compensation committee would consider standard annual increases for cost of living and merit adjustments.

The actual base salaries paid to all of our named executive officers for 2006 and 2007 are set forth in the “Summary Compensation Table” below.

In December 2007, the compensation committee set annual base salaries for our current executive officers to be in effect commencing January 1, 2008 through the next annual review. The 2008 base salaries for our current named executive officers are as follows:

	Base Salary ($)		Increase Over 2007 Base Salary (%)
Named Executive Officer	2008	2007
Gary D. Tollefson, M.D., Ph.D.	425,000	425,000	—
Anthony A. McKinney	304,800	300,300	1.5
Graham K. Cooper	288,800	288,750	—
Eduardo Dunayevich, M.D.	265,300	252,000	5.3
Ronald P. Landbloom. M.D.	257,000	252,000	2.0

Dr. Tollefson and Mr. Cooper did not receive an increase to their base salaries for 2008 as their base salaries were already in line with the 50th percentile of base salaries paid to the chief executive officers and chief financial officers, respectively, of companies in our market comparison group following a review of executive compensation data provided by our compensation consultant. The remaining named executive officers each received an increase in his base salary for 2008 in order to bring such base salary into line with the 50th percentile of base salaries paid to comparable executives of companies in our market comparison group. Dr. Dunayevich’s and Dr. Landbloom’s 2007 base salaries were well below the 50th percentile of our market comparison group targeted by our compensation committee. However, instead of implementing a significant increase in those base salaries at one time, our compensation committee determined to stagger the necessary increases over two years and their base salaries currently remain below our compensation committee’s stated base salary target.

Annual Cash Bonus. In addition to base salaries, our compensation committee has the authority to award annual cash bonuses to our executive officers. It is the compensation committee’s objective to emphasize pay-for-performance and to have a significant percentage of each named executive officer’s total compensation contingent upon the company’s performance, as well as upon his individual level of performance and contribution toward the company’s performance. The compensation committee believes that the annual performance bonus provides incentives necessary to retain executive officers and reward them for short-term company performance.

For 2007, the target bonus level for each of our named executive officers was raised to 50% of base salary (from 25% in 2006) as a result of the analysis prepared by and the recommendation of our compensation consultant, Compensia, which concluded that such increase was necessary to adjust our executives’ total cash compensation opportunity (base salary plus bonus) to the 75th percentile of our market comparison group. This increase is in line with our compensation committee’s targeted guideline. Based on its analysis, our compensation consultant reported to the compensation committee that the levels of our named executive officer target bonus compensation were generally below the 50th percentile of our market comparison group and were not sufficient to bring a named executive officer’s total cash compensation to the 75th percentile of our market comparison group. Based on the same analysis, Dr. Tollefson’s target bonus level was increased to 60% of his base salary. There is no maximum bonus payable to our named executive officers. It is possible that the compensation committee could determine that the company’s or an individual officer’s performance merits total cash compensation in excess of such level and could award bonus compensation above the 50% of base salary target (60% with respect to our chief executive officer).

Compensation. While the compensation committee intends to utilize annual bonuses to compensate the named executive officers for outstanding corporate and individual performance, to date bonus determinations have been based on the compensation committee’s subjective assessment of both the company’s and each executive’s individual performance and not on performance relative to specific financial, operational or individual goals. For 2007, the compensation committee did not establish or approve specific corporate or individual performance objectives against which to measure executive performance for such years. Instead, as stated above, the 2007 bonus determinations reflect the compensation committee’s personal assessment of performance and the recommendation of members of management, such as Dr. Tollefson, and not the company’s or any individual executive’s performance against specific, pre-established performance objectives.

In determining the 2007 bonuses, the compensation committee determined to pay out 2007 bonuses to the named executive officers based on the company’s overall performance and the fact that all of such executives had met expectations for 2007. Where the compensation committee determined to pay out a named executive officer’s bonus in excess of his target bonus, it did so based on the compensation committee’s personal assessment of such executive’s performance. The compensation committee expects to adopt a more formal process for annual performance bonuses in 2008. As stated above, the target bonuses for our named executive officers were set to provide total cash compensation for our named executive officers at or near the 75th percentile of our market comparison group, pursuant to the compensation committee’s stated compensation philosophy. Due to the fact that certain of our named executive officers’ base salaries were not set at the 50th percentile of our market comparison group during 2007, as described above, those named executives’ total cash compensation was not at or near the 75th percentile level for 2007.

The 2007 annual bonuses for each of our named executive officers are set forth below under the heading “Executive Compensation — Summary Compensation Table.”

Long-Term Incentive Program. We believe that long-term performance will be enhanced through stock option awards that reward our executives for maximizing stockholder value over time and that align the interests of our employees and management with those of stockholders. We use stock options as the primary incentive vehicle for long-term compensation opportunities because:

•

Stock options and the vesting period of stock options attract and retain executives. Because vesting is based on continued employment, our equity-based incentives also facilitate the retention of our named executive officers through the vesting period of the awards.

•

Stock options are performance based. Because all the value received by the recipient of a stock option is based on the growth of the stock price, stock options enhance the executives’ incentive to increase our stock price and maximize stockholder value.

•

Stock options help to provide a balance to the overall executive compensation program as base salary and our annual performance bonus program focus on short-term compensation, while stock options reward executives for increases in stockholder value over the longer term.

Our 2007 equity incentive award plan, or the 2007 plan, authorizes us to grant options to purchase shares of common stock to our employees, directors and consultants. Our compensation committee oversees the administration of our stock option plans. Stock option grants are made at the commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention objectives.

The compensation committee reviews and approves stock option awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. Periodic stock option grants are made at the discretion of the compensation committee to eligible employees and, in appropriate circumstances, the compensation committee considers the recommendations of members of management, such as Dr. Tollefson. In determining the size of the long-term equity incentives to be awarded to our named executive officers, we take into account a number of internal factors, such as the relative scope of their duties, the value of existing long- term incentive awards, individual performance history, prior contributions to the company, the size of prior grants and competitive market data. Based upon these factors, the compensation committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

Based on the recommendation of our compensation consultant, the compensation committee intends to implement an annual grant program to ensure that our named executive officers’ equity compensation is competitive with our stated market guidelines (the 75th percentile of our market comparison group) and that the interests of our named executive officers are aligned with those of our stockholders.

In determining the number of stock options to be granted to executives, the compensation committee generally takes into account the percentages of ownership granted to executives in similar positions in the biotechnology industry, the individual’s ownership relative to other executives within the company, the individual’s position, scope of responsibility, ability to positively affect stockholder value, and the individual’s historic and recent performance. Beginning in mid-2007, equity target levels for our executives are set based on an evaluation of compensation information for our market comparison group, as described above, and is intended to generally correspond to the 75th percentile of awards for such groups.

Stock options granted by us have an exercise price equal to the fair market value of our common stock on the day of grant. Stock options granted in connection with the commencement of employment typically vest over a four-year period (with 25% vesting 12 months after the vesting commencement date and the remainder vesting ratably each month thereafter based upon continued employment). Stock options granted as annual refresher awards typically vest over a four-year period (vesting ratably each month based on continued employment). All stock options generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. The company has never granted stock options with an exercise price that is less than the fair market value of the company’s common stock on the grant date, as determined pursuant to our equity incentive plans. We do not have any security ownership requirements for our named executive officers.

The compensation committee has not granted, nor does it intend in the future to grant, equity compensation awards to employees in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, the compensation committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates.

In December 2007, our compensation committee awarded annual refresher stock option awards to each of our named executive officers. These stock option grants were determined based on the compensation committee’s evaluation of the factors described above and are described in more detail below under the heading “Executive Compensation — Grant of Plan-Based Awards.” Each of these stock option grants vests over four years in accordance with our standard vesting schedule for annual refresher awards, as described above.

Other Compensation.

Welfare Benefits. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers, including medical, dental, vision and life insurance coverage; however, the compensation committee in its discretion may revise, amend or add to the officer’s executive benefits if it deems it advisable. We have no current plans to change the levels of benefits currently provided to our executives.

Retirement Benefits. We have a 401(k) plan in which substantially all of our employees are entitled to participate. Our 401(k) plan is intended to qualify as a tax qualified plan under the Internal Revenue Code.

Employees contribute their own funds, as salary deductions, on a pre-tax basis. Contributions may be made up to plan limits, subject to government limitations. For 2008, this amount is up to $15,500, with an additional $5,000 “catch-up” contribution available for employees fifty years of age and older. Employee contributions are held and invested by the plan’s trustee.

Our 401(k) plan also permits matching and discretionary contributions, subject to established limits and a vesting schedule. Beginning in 2007, we provided a match of 50% of the amount of a participant’s salary deferral, up to a maximum of 3% of the participant’s compensation for any payroll period. All of our named executive officers participated in the 401(k) plan and received matching funds for 2007.

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Perquisites and Commuting and Relocation Expenses.

In connection with his commencement of employment in May 2006, we agreed to provide Mr. Cooper with certain commuting and temporary housing benefits in connection with his commute to San Diego. Mr. Cooper’s primary residence is in Oakland, California. We reimburse expenses of up to $3,000 per month towards such expenses.

In August 2007, the compensation committee agreed to reimburse Dr. Tollefson up to $100,000 per calendar year for actual airfare expenses incurred in his commute from his principal residence in Indianapolis, Indiana to our headquarters in San Diego, California. Such airfare reimbursement will be pro-rated for any partial year of Dr. Tollefson’s employment. After a review of Dr. Tollefson’s total compensation as compared to our market comparison group compensation information, our compensation committee determined that such commuting benefits were reasonable and necessary in order to retain Dr. Tollefson. For the year ended December 31, 2007, we reimbursed $67,120 in commuting expenses to Dr. Tollefson.

Change in Control and Severance Arrangements. We have entered into amended employment agreements with each member of our senior executive management team, including Dr. Tollefson, Mr. McKinney, Mr. Cooper, Dr. Dunayevich and Dr. Landbloom, which provide change in control and severance arrangements. These severance and change in control benefits and payments are designed to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and our other constituents without undue concern over whether the transactions may jeopardize the executives’ own employment. Furthermore, the payments will provide incentive for the executives to continue to successfully negotiate such transactions from the early stages through closing. Such severance benefits are also designed to alleviate the financial impact of an involuntary termination through salary continuation. We believe that reasonable severance benefits for our executive officers are important because it may be difficult for our executive officers to find comparable employment within a short period of time following certain qualifying terminations.

These agreements are intended to be competitive within our industry and among companies of our size and to attract highly qualified individuals and encourage them to remain with our company. While these arrangements form an integral part of the total compensation provided to these individuals and are considered by the compensation committee when determining executive officer compensation, the decision to offer these benefits did not influence our compensation committee’s determinations concerning other direct compensation or benefit levels. In determining the severance benefits payable pursuant to the executive employment agreements, the compensation committee considered the input of our executives as to what they expected and what level of severance benefits would be sufficient to retain our current executive team and to recruit talented executives in the future. Each member of our executive team executed an employment agreement at the time of his initial hire, the terms of which were set by negotiation at that time. Over time, as more executives were added to our team, the employment agreements with such executives had become inconsistent with each other and different executives were entitled to different severance benefits solely based on their negotiating position at the time of their initial hire. In 2007, our compensation committee, following input from our executive team, determined that the severance benefits for each of our executives should be conformed with respect to the benefits available in the event of a termination without cause or resignation for good reason following a change in control. In making the decision to extend the benefits, our compensation committee relied on the assurances of its independent advisor that the programs are representative of market practice, both in terms of design and cost.

The amended employment agreements are described below under the heading “— Employment Agreements and Severance Benefits.”

Summary Executive Compensation

Summary Compensation Table

The following table provides information regarding the compensation that we paid to each person serving as our chief executive officer or chief financial officer, and each of our other three most highly paid executive officers, referred to herein as our “named executive officers,” during the fiscal years ended December 31, 2006 and 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)		Total ($)
Gary D. Tollefson, M.D., Ph.D.	2007	399,238	267,750		—	1,625,285	—	—	70,728	(3)	2,363,001
President, Chief Executive Officer and Member of the Board of Directors	2006	367,500	91,875		—	1,290,037	—	—	29,722	(4)	1,779,134

Anthony A. McKinney	2007	299,704	150,150		—	280,646	—	—	—		730,500
Chief Operating Officer	2006	286,000	231,500	(5)	—	71,466	—	—	200,355	(6)	789,321

Graham K. Cooper	2007	288,177	147,288		—	434,374	—	—	37,898	(7)	907,737
Chief Financial Office and Treasurer	2006	154,688	43,134		—	275,277	—	—	22,951	(8)	496,050

Eduardo Dunayevich, M.D.	2007	251,500	132,300		—	558,286	—	—	—		942,086
Chief Medical Officer	2006	94,667	121,896	(5)	—	220,479	—	—	88,248	(9)	525,290

Ronald P. Landbloom, M.D.	2007	251,500	113,400		—	556,398	—	—	—		921,298
Vice President of Medical and Regulatory Affairs	2006	80,000	115,781	(5)	—	162,699	—	—	95,268	(10)	453,748

(1)	Reflects the dollar amount recognized for financial statement reporting purposes for the relevant year for option awards, as computed in accordance with FAS 123(R), without consideration of forfeitures. These compensation costs reflect option awards granted in and prior to the relevant year. Valuation assumptions are described in Note 2 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 27, 2008.
(2)	Does not Include matching contributions by us to a 401(k) savings plan (subject to a maximum of 3% of each employee’s annual salary, including named executive officers).
(3)	Includes $67,120 for commuting expenses, including spousal travel, $3,008 for transporting an automobile and $600 for airline club memberships.
(4)	Includes $25,848 for commuting expenses and $3,874 of relocation expenses.
(5)	Includes a one-time bonus paid in connection with signing and relocation as follows: Anthony McKinney, $160,000; Eduardo Dunayevich, $100,000; and Ronald Landbloom, $100,000.
(6)	Includes $165,968 of relocation expenses, $11,117 for commuting expenses, $20,841 for reimbursement of taxes, and $2,429 as reimbursement for other expenses.
(7)	Includes $37,398 for commuting expenses for which Mr. Cooper had been reimbursed as of December 31, 2007 and an estimated $500 for commuting expenses for which Mr. Cooper had not yet been reimbursed.
(8)	Represents $22,951 for commuting expenses.
(9)	Includes $74,424 of relocation expenses, $6,205 for commuting expenses and $7,619 for reimbursement of taxes.
(10)	Includes $82,796 of relocation expenses, $4,976 for commuting expenses and $7,496 for reimbursement of taxes.

Grants of Plan-Based Awards

All plan-based awards granted to our named executive officers are incentive stock options, to the extent permissible under the Internal Revenue Code. The exercise price per share of each option granted to our named executive officers was determined in good faith by our board of directors to be equal to the fair market value of our common stock as determined by our board of directors on the date of the grant pursuant to our 2007 plan. All options were granted under our 2007 plan, as described below in the section entitled “Employee Benefit and Stock Plans.”

The following table presents information concerning grants of plan-based awards to each of the named executive officers during 2007.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(2)
Gary D. Tollefson, M.D., Ph.D.	12/20/2007	80,000	14.26	742,400
Anthony A. McKinney	12/20/2007	45,000	14.26	417,600
Graham K. Cooper	12/20/2007	45,000	14.26	417,600
Eduardo Dunayevich, M.D.	12/20/2007	47,000	14.26	436,160
Ronald P. Landbloom. M.D.	12/20/2007	20,000	14.26	185,600

(1)	The option has a term of ten years and vests in accordance with the following schedule: 1/48th of the total number of shares vest on the first day of each of the immediately following calendar months following the grant date.
(2)	The grant date fair value of the option awards granted to our named executive officers was computed in accordance with FAS 123(R). Valuation assumptions are described in Note 2 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 27, 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of December 31, 2007. All options were granted under our 2004 stock plan, or 2004 plan, or our 2007 plan, both of which are described below in the section entitled “Employee Benefit and Stock Plans.”

Name	Option Grant Date	Option Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Gary D. Tollefson, M.D., Ph.D.	5/27/2005	4/01/2005	174,217	—	(1)	—	.60	5/26/2015
	5/27/2005	4/01/2005	499,999	166,667	(1)	—	.60	5/26/2015
	9/28/2006	9/28/2006	62,500	137,500	(1)	—	2.00	9/28/2016
	12/20/2007	12/20/2007	—	80,000	(1)	—	14.26	12/19/2017

Anthony A. McKinney	3/10/2005	01/01/2005	138,955	—	(2)	—	0.10	3/10/2015
	9/28/2006	9/28/2006	39,063	85,937	(1)	—	2.00	9/28/2016
	12/20/2007	12/20/2007	—	45,000	(1)	—	14.26	12/19/2017

Graham K. Cooper	7/12/2006	5/12/2006	254,944	—	(1)	—	.70	7/12/2016
	12/20/2007	12/20/2007	—	45,000	(1)	—	14.26	12/19/2017

Eduardo Dunayevich, M.D.	9/28/2006	8/08/2006	73,333	166,667	(2)	—	2.00	9/28/2016
	12/20/2007	12/20/2007	—	47,000	(1)	—	14.26	12/19/2017

Ronald P. Landbloom, M.D.	9/28/2006	9/15/2006	68,125	171,875	(2)	—	2.00	9/28/2016
	12/20/2007	12/20/2007	—	20,000	(1)	—	14.26	12/19/2017

(1)	1/48th of the total number of shares subject to the option vest monthly following the vesting commencement date. The option has a ten year term from the date of grant.
(2)	25% of the total number of shares subject to the option vest at the end of the first year following the vesting commencement date and the remainder vest 1/36th per month thereafter. The option has a ten year term from the date of grant.

Option Exercises and Stock Vested at Fiscal Year End

The following table presents certain information concerning the exercise of options by each of the named executive officers during the fiscal year ended December 31, 2007.

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary D. Tollefson, M.D., Ph.D.	30,000	431,449	—	—
Anthony A. McKinney	8,332	121,567	—	—
Graham K. Cooper	8,000	109,737	—	—
Eduardo Dunayevich, M.D.	10,000	124,170	—	—
Ronald P. Landbloom, M.D.	10,000	126,904	—	—

(1)	Amounts realized upon exercise of options are calculated by subtracting the exercise price of the options from the fair market value of the underlying shares on the date of exercise.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The compensation committee, which is comprised solely of independent directors, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the compensation committee determines that doing so is in our best interests.

Employment Agreements and Severance Benefits

We have entered into amended employment agreements with each of our named executive officers, as described below.

The base salaries of the executives are set forth in the employment agreements. The employment agreements provide that each executive shall be eligible for an annual performance bonus, equal to up to 50% of the executive’s base salary, except for Dr. Tollefson who is eligible to receive up to 60% of his base salary. Dr. Tollefson’s employment agreement also provides that we will reimburse him for actual airfare expenses incurred in his commute from his principal residence in Indianapolis, Indiana to our headquarters in San Diego, California up to $100,000 per calendar year. Such airfare reimbursement will be pro-rated for any partial year of Dr. Tollefson’s employment. Mr. McKinney and Drs. Landbloom and Dunayevich also received relocation or signing bonuses, which with respect to Drs. Landbloom and Dunayevich are subject to repayment (each to be forgiven by 50% on each of the first and second anniversaries of the executive’s employment commencement date). In addition, the employment agreements provide that each executive has been awarded a stock option upon or shortly after his commencement of employment with us. Each executive’s employment is at-will and may be terminated by us at any time, upon 30 days’ written notice. Similarly, each executive may terminate his employment with us at any time, upon 30 days’ written notice.

The employment agreements provide each executive with certain severance benefits in the event his employment is terminated by us other than for “cause,” as defined in the agreements, or if his employment is terminated by us other than for cause, or by the executive due to “constructive termination,” as defined in the employment agreements and described below, within the one-month period before the effective date of a change in control and the six-month period immediately following the effective date of a change in control. Specifically, if such termination occurs, each executive will receive any accrued but unpaid base salary as of the date of termination, and, provided that he first executes and does not revoke a general release, each executive is also entitled to continue to be compensated by us, his annual base salary as then in effect, for a period of nine months, payable on the regular payroll dates of our company.

The employment agreements also provide that, in connection with a change in control, 50% of the unvested underlying shares of common stock subject to the options held by the executive will become vested and exercisable, or our right of repurchase will expire and lapse with respect to 50% of the shares of common stock then subject to such right of repurchase, as applicable. (Such rights of repurchase provide that our company has the right to repurchase an executive’s shares of our common stock subject to an early exercised stock option upon the executive’s termination of service with us.) Thereafter, remaining shares of common stock subject to such options will vest and become exercisable, or our right of repurchase will expire with respect to any shares of common stock remaining subject to the right of repurchase, as applicable, in equal monthly installments over the 12 months following the effective date of the change in control; provided, however, that in the event that fewer than 12 months remain until an option is fully vested and exercisable, or the right of repurchase has lapsed in full, the vesting period of such option or the lapsing period of the right of repurchase, as applicable, will remain unchanged by the change in control. In addition, if the executive’s employment is terminated by us or a successor company of us other than for cause or is terminated by the executive due to constructive termination within the period beginning on the first day of the calendar month immediately preceding the calendar month in which the effective date of a change in control occurs and ending on the last day of the twelfth calendar month following the calendar month in which the effective date of a change in control occurs, then the option will vest and become exercisable, or the right of repurchase will expire, as applicable, in full with respect to all shares of our common stock, as of the date of such termination of employment.

The employment agreements also include standard noncompetition and nonsolicitation covenants on the part of the executives. The employment agreements provide that, during the term of each executive’s employment with us, he may not compete with our business in any manner, except that an executive may own equity positions in which he is a passive investor; provided that such passive investments will not require services on the part of the executive which would impair the performance of his duties under his employment agreement, and provided further that such other businesses are not engaged in any business competitive to our business. The employment agreements also provide that during the term of each executive’s employment with us and for one year following the executive’s termination of employment with us, the executive may not solicit our customers, employees or consultants. The employment agreements will also reaffirm the executives’ obligations under our standard employee proprietary information and inventions agreement to which each executive is a party.

Under the employment agreements, “cause” means, generally, (i) the executive’s conviction of or plea of guilty or nolo contendere to any felony or a crime of moral turpitude; (ii) the executive’s willful and continued failure or refusal to follow reasonable instructions of our chief executive officer or our board of directors or our reasonable policies, standards and regulations; (iii) the executive’s willful and continued failure or refusal to faithfully and diligently perform the usual, customary duties of his employment with us or our affiliates; (iv) unprofessional, unethical, immoral or fraudulent conduct by the executive; (v) conduct by the executive that materially discredits us or any of our affiliates or is materially detrimental to the reputation, character and standing of us or any of our affiliates; or (vi) the executive’s material breach of the proprietary information and inventions agreement to which each executive is a party. An event described under (ii) through (vi) of the preceding sentence will not be treated as “cause” until after the executive has been given written notice of such event, failure or conduct and he fails to cure such event, failure, conduct or breach within 30 days from the written notice.

Under the employment agreements, “constructive termination” means, generally, (i) a material reduction in the level of responsibility associated with the executive’s employment with us or any surviving entity (other than a change in job title or officer title); (ii) any reduction in the executive’s level of base salary; or (iii) a relocation of the executive’s principal place of employment by more than 50 miles (other than reasonable business travel required as part of the job duties associated with the executive’s position); provided, and only in the event that, such change, reduction or relocation is effected by us without cause and without the executive’s consent.

Under the employment agreements, “change in control” means the occurrence of any of the following events:

•

the direct or indirect acquisition by any person or related group of persons (other than the company or a person that directly or indirectly controls, is controlled by, or is under common control with, the company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act) of securities possessing more than 50% of our total combined voting power of outstanding securities pursuant to a tender or exchange offer made directly to our stockholders which our board of directors does not recommend such stockholders to accept;

•

a change in the composition of our board of directors over a period of 36 months or less such that a majority of our board members ceases, by reason of one or more contested elections for board membership, to be comprised of individuals who either (A) have been board members continuously since the beginning of such period, or (B) have been elected or nominated for election as board members during such period by at least a majority of the board members described in clause (A) who were still in office at the time such election or nomination was approved by our board of directors;

•

the consummation of any consolidation, share exchange or merger of us (A) in which our stockholders immediately prior to such transaction do not own at least a majority of the voting power of the entity which survives/results from that transaction, or (B) in which a stockholder of us who does not own a majority of our voting stock immediately prior to such transaction, owns a majority of our voting stock immediately after such transaction; or

•

the liquidation or dissolution of us or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all our assets, including stock held in subsidiary corporations or interests held in subsidiary ventures.

Potential Payments Upon Termination Without Cause

The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers if his employment had been terminated without cause on December 31, 2007. Amounts below reflect potential payments pursuant to the amended employment agreements for such named executive officers.

Name of Executive Officer	Salary Continuation ($)
Gary D. Tollefson, M.D., Ph.D.	318,750
Anthony A. McKinney	225,000
Graham K. Cooper	219,600
Eduardo Dunayevich, M.D.	189,000
Ronald P. Landbloom, M.D.	189,000

Potential Payments Upon Termination Due to Change in Control

The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers if his employment had been terminated without cause or due to constructive termination upon a change in control on December 31, 2007, assuming that such termination occurred within the period beginning on the first day of the calendar month immediately preceding the calendar month in which the effective date of a change in control occurs and ending on the last day of the twelfth calendar month following the calendar month in which the effective date of a change in control occurs. Amounts below reflect potential payments pursuant to the amended employment agreements for such named executive officers.

Name of Executive Officer	Salary Continuation ($)	Value of Accelerated Equity Awards ($)
Gary D. Tollefson, M.D., Ph.D.	318,750	7,236,069
Anthony A. McKinney	225,000	2,434,294
Graham K. Cooper	219,600	2,950,158
Eduardo Dunayevich, M.D.	189,000	3,044,750
Ronald P. Landbloom. M.D.	189,000	2,734,219

Potential Payments Upon Change in Control

The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers in connection with a change in control of our company, if such change in control had occurred on December 31, 2007. Amounts below reflect potential payments pursuant to the amended employment agreements for such named executive officers.

Name of Executive Officer	Value of Accelerated Equity Awards(1) ($)
Gary D. Tollefson, M.D., Ph.D.	3,618,035
Anthony A. McKinney	1,217,147
Graham K. Cooper	1,475,079
Eduardo Dunayevich, M.D.	1,522,375
Ronald P. Landbloom, M.D.	1,367,109

(1)	In addition, the remaining unvested options held by each named executive officer would vest over the 12 months following the effective date of the change in control.

Employee Benefit and Stock Plans

2007 Equity Incentive Award Plan

In February 2007, our board of directors approved the 2007 plan, which was approved by our stockholders in February 2007. The 2007 plan became effective on April 24, 2007, the day immediately prior to the date upon which we became subject to the reporting requirements of the Exchange Act.

The material terms of the 2007 plan are summarized below.

Administration. The compensation committee of our board of directors administers the 2007 plan (except with respect to any award granted to non-employee directors, which must be administered by our full board of directors).

Awards. The 2007 plan provides that our compensation committee (or the board of directors, in the case of awards to non-employee directors) may grant or issue stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, performance share awards, performance stock units, stock payments, deferred stock, performance bonus awards, performance-based awards, and other stock-based awards, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Change in Control. The 2007 plan contains a change in control provision, which provides that in the event of a change in control of our company where the acquiror does not assume awards granted under the 2007 plan, awards issued under the 2007 plan will be subject to accelerated vesting such that 100% of the awards will become vested and exercisable or payable, as applicable. Under the 2007 plan, a change in control is generally defined as:

•

a transaction or series of related transactions whereby any person or entity or related group of persons or entities (other than us, our subsidiaries, an employee benefit plan maintained by us or any of our subsidiaries or a person or entity that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition;

•

during any two-year period, individuals who, at the beginning of such period, constitute our board of directors together with any new director(s) whose election by our board of directors or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors;

•

our consummation (whether we are directly or indirectly involved through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) the sale or other disposition of all or substantially all of our assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction that results in our voting securities outstanding immediately before the transaction continuing to represent, directly or indirectly, at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, and after which no person or entity beneficially owns voting securities representing 50% or more of the combined voting power of the acquiring company that is not attributable to voting power held in the company prior to such transaction; or

•	our stockholders approve a liquidation or dissolution of our company.

Amendment and Termination of the 2007 Plan. Our compensation committee, with the approval of our board of directors, may terminate, amend or modify the 2007 plan. However, stockholder approval of any amendment to the 2007 plan will be obtained to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, or for any amendment to the 2007 plan that increases the number of shares available under the 2007 plan, permits our compensation committee (or our board of directors, in the case of awards to non-employee directors) to grant options with an exercise price that is below the fair market value on the date of grant, or permits our compensation committee (or our board of directors, in the case of awards to non-employee directors) to extend the exercise period for an option beyond ten years from the date of grant. If not terminated earlier by the compensation committee or the board of directors, the 2007 plan will terminate in 2017.

Non-Employee Director Awards. The 2007 plan permits our board to grant awards to our non-employee directors pursuant to a written non-discretionary formula established by the plan administrator. Pursuant to this authority, our board has adopted the Independent Director Compensation Policy. For a further description of non-employee director awards see “Director Compensation.”

2004 Stock Plan

Our 2004 stock plan, or 2004 plan, was initially adopted by our board of directors and approved by our stockholders in January 2004. The material terms of the 2004 plan are summarized below.

Administration. Our board of directors administers the 2004 plan, and it may in turn delegate authority to administer the plan to a committee. No additional awards will be granted under the 2004 plan.

Awards. The 2004 plan provides that our board of directors or a committee appointed by our board of directors to administer the 2004 plan may grant or issue stock options and restricted stock. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Change in Control. In the event of a change in control where the acquiror does not assume awards granted under the 2004 plan and does not substitute substantially similar awards for those outstanding under the 2004 plan, awards issued under the 2004 plan will terminate upon the consummation of the transaction. Under the 2004 plan, a change in control is generally defined as:

•

a merger, consolidation or other business combination transaction with or into another corporation, entity or person, or the direct or indirect acquisition (including by way of a tender or exchange offer)

by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of our capital stock; or

•	a sale of all or substantially all of our assets.

Amendment and Termination of the 2004 Plan. Our board of directors may terminate, amend or modify the 2004 plan. However, stockholder approval of any amendment to the 2004 plan will be obtained to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule. If not terminated earlier by our board of directors the 2004 plan will terminate in January 2014.

Proprietary Information and Inventions Agreement

Each of our named executive officers has also entered into a standard form agreement with respect to proprietary information and inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and, with some exceptions, to assign to us any inventions conceived or developed during the course of employment.

Policy Regarding Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to certain of the company’s executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met.

The non-performance based compensation paid in cash to our executive officers in 2007 did not exceed the $1 million limit per officer, and the compensation committee does not anticipate that the non-performance based compensation to be paid in cash to our executive officers for 2008 will exceed that limit. In addition, our 2007 equity incentive award plan has been structured so that any compensation paid in connection with the exercise of option grants under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation. Therefore, it will not be subject to the $1 million deduction limitation.

We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). We have adopted a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m). In approving the amount and form of compensation for our executive officers, the compensation committee will continue to consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 162(m).

Compensation Committee Interlocks and Insider Participation

Brian H. Dovey, Joseph S. Lacob and Daniel K. Turner III served on our compensation committee during the 2007 fiscal year. Prior to establishing the compensation committee, our board of directors as a whole performed the functions delegated to the compensation committee. None of the members of our compensation committee has ever been one of our officers or employees. None of our executive officers currently serves, or has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Compensation Committee Report

The compensation committee of the company’s board of directors has submitted the following report for inclusion in this proxy statement:

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in the annual report on Form 10-K for the year ended December 31, 2007, filed by us with the Securities and Exchange Commission.

This report of the compensation committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the compensation committee.

Respectively submitted,

The Compensation Committee of the Board of Directors

Brian H. Dovey (Chairman)

Joseph S. Lacob

Daniel K. Turner III

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, since our inception, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders. Although we have had no formal written policy prior to our initial public offering, or IPO, in May 2007, we now have a written policy which requires that any transaction with a related party required to be reported under applicable Securities and Exchange Commission rules, other than compensation-related matters, be reviewed and approved by our Audit Committee. We have not and will not adopt written procedures for review of, or standards for approval of, these transactions, but instead we intend to review such transactions on a case by case basis. In addition, our compensation committee will approve all compensation-related policies.

Investors’ Rights Agreement

We have entered into an agreement, as amended, with certain of our stockholders who purchased shares of our preferred stock prior to our IPO that provides for certain rights relating to the registration of the shares of common stock issued to them upon the conversion of their preferred stock in connection with our IPO in May 2007. These rights will terminate upon the earlier of May 2013 or for any particular holder with registration rights, at such time when all securities held by that stockholder that are subject to such registration rights may be sold in a transaction or series of transactions within one trading day pursuant to Rule 144 under the Securities Act. All holders of our preferred stock immediately prior to our initial public offering are parties to this agreement.

Voting Agreement

Pursuant to a voting agreement originally entered into in July 2004 and most recently amended in November 2006 by and among us and certain of our stockholders, the following directors were each elected to serve as members on our board of directors and, as of the date of this prospectus, continue to so serve: Drs. Weber, Tollefson and Powell and Messrs. Dovey, Lacob, Bock and Turner. Pursuant to the voting agreement, Dr. Tollefson, as our president and chief executive officer, and Dr. Weber were initially selected to serve on our board of directors as representatives of our common stock, as designated by a majority of our common stockholders. Dr. Powell and Messrs. Dovey, Lacob, Bock and Turner were initially selected to serve on our board of directors as representatives of our preferred stock, as designated by Sofinnova Venture Partners VI, L.P., Domain Partners V, L.P., KPCB Holdings, Inc., as nominee, Scale Venture Partners II, LP and Montreux Equity Partners II SBIC, LP, respectively.

The voting agreement terminated upon the completion of our IPO, and members previously elected to our board of directors pursuant to this agreement will continue to serve as directors until they resign, are removed or their successors are duly elected by holders of our common stock.

Employment Agreements

We have entered into employment agreements with Gary D. Tollefson, M.D., Ph.D., our President and Chief Executive Officer, Anthony A. McKinney, our Chief Operating Officer, Graham K. Cooper, our Chief Financial Officer, Michael A. Cowley, Ph.D., our Chief Scientific Officer, Eduardo Dunayevich, M.D., our Chief Medical Officer, Heather D. Turner, our Vice President, General Counsel and Secretary, Ronald P. Landbloom, M.D., our Vice President of Medical and Regulatory Affairs, Walter Piskorski, our Vice President of Technical Operations,

Carol Baum, our Vice President of Commercialization and Franklin P. Bymaster, our Vice President of Neuroscience. For further information, see above under the heading “— Employment Agreements and Severance Benefits.”

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We believe that indemnification under our amended and restated bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our amended and restated bylaws would permit indemnification. We have entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our charter documents. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. We also maintain directors’ and officers’ liability insurance.

Other Transactions and Arrangements

In August 2006, we entered into a research agreement with Oregon Health & Science University, or OHSU, one of our stockholders, for work conducted by the laboratory of our co-founder and Chief Scientific Officer, Dr. Michael Cowley. This agreement was terminated in February 2008. Prior to its termination, we paid OHSU approximately $556,000 in accordance with the terms of the agreement.

Christine Tollefson, M.B.A., is the daughter of our President and Chief Executive Officer, Gary D. Tollefson, M.D., Ph.D., and currently serves as our Marketing Manager at a salary of $124,800 per year, a position she has held since January 2007. In February 2007, we granted to Ms. Tollefson an option to purchase 12,500 shares of our common stock at an exercise price of $10.72 per share, vesting with respect to 25% of the shares subject to the option in January 2008 and monthly thereafter over the following three years. In December 2007, we granted to Ms. Tollefson an option to purchase 3,128 shares of our common stock at an exercise price of $14.25 per share, vesting over 48 months from January 1, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2007, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements, except that Michael F. Powell, Ph.D. failed to file one Form 4 in May 2007 to report one transaction.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2009 must be received by us no later than January 5, 2009, which is 120 days prior to the first anniversary of the mailing date of this proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. In addition, our amended and restated bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the one year anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the previous year’s annual meeting of stockholders. Therefore, to be presented at our 2009 annual meeting of stockholders, such a proposal must be received by us no earlier than January 5, 2009 and no later than February 4, 2009. However, if the date of the annual meeting is more than 30 days earlier or more than 30 days later than such anniversary date, notice must be received not later than the close of business on the later of 120 calendar days in advance of such annual meeting or ten calendar days following the date on which public announcement of the date of the meeting is first made. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the board of directors for the 2008 annual meeting may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our amended and restated bylaws which also specify requirements as to the form and content of a stockholder’s notice.

ANNUAL REPORT

Our annual report for the fiscal year ended December 31, 2007 will be mailed to stockholders of record on or about May 5, 2008. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

Any person who was a beneficial owner of our common stock on the record date may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Orexigen Therapeutics, Inc., 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037.

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the annual meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All stockholders are urged to complete, sign and return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors

Gary D. Tollefson, M.D., Ph.D.

President, Chief Executive Officer and Director

La Jolla, California

April 29, 2008

PROXY

OREXIGEN THERAPEUTICS, INC.

THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 10, 2008

The undersigned stockholder of Orexigen Therapeutics, Inc., a Delaware corporation (the “Company”), hereby appoints Graham K. Cooper and Heather D. Turner and each of them, as proxies for the undersigned with full power of substitution, to attend the annual meeting of the Company’s stockholders to be held on June 10, 2008 and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

OREXIGEN THERAPEUTICS, INC.

June 10, 2008

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

20230000000000000000 0	061008

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. To elect two directors for a three-year term to expire at the 2011 Annual Meeting of Stockholders. The present Board of Directors of the Company has nominated and recommends for election as director the following persons:			2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐
		NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	Eckard Weber, M.D. Gary D. Tollefson, M.D., Ph.D.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the annual meeting or any adjournment or postponement thereof, are hereby expressly revoked.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.